As filed with the U.S. Securities and Exchange Commission on May 7, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Okta, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	26-4175727
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 First Street, Suite 600

San Francisco, California 94105

(Address of Registrant’s Principal Executive Offices)

Auth0, Inc. 2014 Equity Incentive Plan

Auth0, Inc. Phantom Unit Plan

(Full title of the plan)

Todd McKinnon

Chief Executive Officer

100 First Street, Suite 600

San Francisco, California 94105

(888) 722-7871

(Name, address and telephone number of agent for service)

Copies to:

Richard A. Kline	Jonathan T. Runyan
Sarah Axtell	General Counsel
Latham & Watkins LLP	Okta, Inc.
140 Scott Drive	100 First Street, Suite 600
Menlo Park, California 94025	San Francisco, California 94105
(650) 328-4600	(888) 722-7871

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share:	2,596,100	$91.1749	$236,699,048.31	$25,823.87

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Okta, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock.

(2)

Pursuant to an Agreement and Plan of Merger by and among the Registrant, Ardbeg Merger Sub, Inc., Auth0, Inc. (“Auth0”), and Fortis Advisors LLC, as the securityholder representative, dated as of March 3, 2021 (the “Merger Agreement”), the Registrant, on May 3, 2021, assumed certain outstanding awards granted pursuant to the Auth0, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) and Auth0, Inc. Phantom Unit Plan (the “Phantom Unit Plan” and, together with the 2014 Plan, the “Auth0 Plans”) which consist of (i) 744,607 shares of Class A common stock subject to restricted stock units converted from outstanding awards under the 2014 Plan, (ii) 1,722,724 shares of Class A common stock subject to options converted from outstanding awards under the 2014 Plan, (iii) 81,243 shares of Class A common stock subject to options converted from outstanding awards under the Phantom Unit Plan and (iv) 47,526 shares of Class A common stock issuable upon the net settlement of certain vested awards under the Phantom Unit Plan.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, the price per share is a weighted average price based on (i) the $24.5097 weighted average exercise price of the outstanding options covering 1,803,967 shares of Class A common stock granted under the Auth0 Plans being registered hereby; and (ii) for the remaining shares being registered hereby, $242.995, which is the average of the high and low prices per share as reported on the Nasdaq Global Select Market on May 4, 2021.

EXPLANATORY NOTE

Pursuant to the Merger Agreement, Ardbeg Merger Sub, Inc. merged with and into Auth0 (the “Merger”). As a result of the Merger, Auth0 became a wholly owned subsidiary of the Registrant. In accordance with the Merger Agreement, the Registrant assumed the Auth0 Plans and certain outstanding options to purchase Auth0 common stock, restricted stock unit awards settleable into shares of Auth0 common stock, and phantom units (each, an “Assumed Security” and collectively, the “Assumed Securities”) under the Auth0 Plans. Each Assumed Security was converted into an option (which in certain instances were automatically net exercised) or restricted stock unit award, as applicable, for shares of the Registrant’s Class A common stock, subject to adjustment for (i) the number of shares underlying each Assumed Security and (ii) with respect to the options, the exercise price of each such option pursuant to the equity award exchange ratio set forth in the Merger Agreement.

The Registrant is filing this Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering up to 2,596,100 of its shares of Class A common stock issuable upon the exercise or settlement, as applicable, of the Assumed Securities. These additional shares of Class A common stock are securities of the same class as other securities for which registration statements on Form S-8 were filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2021 (File No. 333-253888), March  6, 2020 (File No. 333-236931), March  14, 2019 (File No. 333-230288), March  12, 2018 (File No. 333-223598) and April  7, 2017 (File No. 333-217188).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed with the Commission on March 4, 2021 (the “Annual Report”);

•

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and

•

The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38044) filed with the Commission on March 27, 2017 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, and the description of the Registrant’s common stock and preferred stock as set forth in Exhibit 4.8 to the Annual Report.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. In addition, Section 145 of the DGCL provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, where or not the corporation would have the power to indemnify the director or officer against such liability under Section 145 of the DGCL.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL, as it now exists or may in the future be amended, and the Registrant’s amended and restated bylaws provide for indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and officers, whereby the Registrant has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Okta, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 filed on March 13, 2017)

4.2	Amended and Restated Bylaws of Okta, Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Form S-1 filed on March 13, 2017)

4.3	Form of Class A Common Stock Certificate of Okta, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1 filed on March 13, 2017)

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this Form S-8)

99.1	Auth0, Inc. 2014 Equity Incentive Plan

99.2	Auth0, Inc. Phantom Unit Plan

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 7th day of May, 2021.

OKTA, INC.

By:	/s/ Todd McKinnon
Todd McKinnon
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd McKinnon, Michael Kourey and Jonathan T. Runyan, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Todd McKinnon Todd McKinnon	Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2021

/s/ Michael Kourey Michael Kourey	Chief Financial Officer (Principal Financial Officer)	May 7, 2021

/s/ Christopher K. Kramer Christopher K. Kramer	Chief Accounting Officer (Principal Accounting Officer)	May 7, 2021

/s/ J. Frederic Kerrest J. Frederic Kerrest	Executive Vice Chairperson, Chief Operating Officer and Director	May 7, 2021

/s/ Shellye Archambeau Shellye Archambeau	Director	May 7, 2021

/s/ Robert Dixon Robert Dixon	Director	May 7, 2021

/s/ Patrick Grady Patrick Grady	Director	May 7, 2021

/s/ Ben Horowitz Ben Horowitz	Director	May 7, 2021

/s/ Rebecca Saeger Rebecca Saeger	Director	May 7, 2021

/s/ Michael Stankey Michael Stankey	Director	May 7, 2021

/s/ Michelle Wilson Michelle Wilson	Director	May 7, 2021